EXHIBIT 23
                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-91189, 333-69875 and 33-54817) of Chris-Craft Industries, Inc. of our report dated February 14, 2000, except as to Note 11 which is as of March 20, 2000, relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K and our report dated January 31, 2000, except as to
Note 7 which is as of March 20, 2000, relating to the financial statements of United Paramount Network, which appears in this Form 10-K.



PricewaterhouseCoopers LLP
New York, New York
March 29, 2000